SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

HERTZ GLOBAL HOLDINGS INC

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

42806J106

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42806J106	Page 2 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399 (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER 629,399 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 3 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 629,399
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 4 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 629,399
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 5 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 629,399
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 6 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 629,399
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 7 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 629,399
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 629,399
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 629,399 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 8 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,674,365
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,674,365
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,674,365 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.39%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 9 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,674,365
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,674,365
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,674,365 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.39%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 10 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,674,365
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,674,365
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,674,365 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.39%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 11 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 248,465
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 248,465
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,465 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 12 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 248,465
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 248,465
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,465 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 13 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 248,465
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 248,465
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,465 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.30%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 14 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Quantitative Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,357
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 11,357
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,357 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 15 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,563,586 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,563,586 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,563,586 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.45%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 16 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,563,586 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,563,586 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,563,586 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.45%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a) Name of Issuer:

HERTZ GLOBAL HOLDINGS INC (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

8501 Williams Road

Estero, FL 33928

United States

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1)    Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(2)    Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AG owns 16.54% of the equity interests in AMF.

(3)    Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AGI owns 43.22% of the equity interests in AMF.

(4)    Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AIF LLC owns 7.66% of the equity interests in AMF.

(5)    Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF LTD owns 20.73% of the equity interests in AMF.

(6)    Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 11.83% of the equity interests in AMF.

(7)    Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 17 of 31 Pages

(8)    Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AEF LP owns 32.39% of the equity interests in AEMF.

(9)    Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AEF LTD owns 67.61% of the equity interests in AEMF.

(10)    Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(11)    Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AFT LP owns 51.51% of the equity interests in AFT MASTER.

(12)    Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AFT LTD owns 48.32% of the equity interests in AFT MASTER

(13)    Atlas Quantitative Trading Fund, Ltd. is a Cayman corporation (“AQTF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(14)    Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF.

(15)    Dmitry Balyasny, a United States citizen whose business address is 444 West Lake Street, 50th Floor, Chicago, IL 60606. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number: 42806J106

Page 18 of 31 Pages

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

629,399

	(b)	Percent of Class:

0.75%

	(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

629,399

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

629,399

(iv) Shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 16.54% of the equity interest in AMF, AG may be deemed to beneficially own the 629,399 Shares of the Company’s
Common Stock beneficially owned by AMF.

Page 19 of 31 Pages

(b)	Percent of Class:

0.75%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

629,399

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

629,399

	(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 43.22% of the equity interest in AMF, AGI may be deemed to beneficially own the 629,399 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.75%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

629,399

	(ii)	Shared power to vote or to direct vote:

None

Page 20 of 31 Pages

	(iii)	Sole power to dispose or direct disposition of:

629,399

	(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 7.66% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 629,399 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.75%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

629,399

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

629,399

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 21 of 31 Pages

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 20.73% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 629,399 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.75%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

629,399

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

629,399

(iv) Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 11.83% of the equity interest in AMF, AGJ may be deemed to beneficially own the 629,399 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.75%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

629,399

(ii) Shared power to vote or to direct vote:

None

Page 22 of 31 Pages

	(iii)	Sole power to dispose or direct disposition of:

629,399

	(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

3,674,365

(b)	Percent of Class:

4.39%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

3,674,365

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

3,674,365

	(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 32.39% of the equity interest in AEMF, AEF LP may be deemed to beneficially own the 3,674,365 Shares of the Company’s Common Stock beneficially owned by AEMF.

Page 23 of 31 Pages

(b)	Percent of Class:

4.39%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

3,674,365

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

3,674,365

	(iv)	Shared power to dispose or to direct disposition of:

None

AEF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 67.61% of the equity interest in AEMF, AEF LTD may be deemed to beneficially own the 3,674,365 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

4.39%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

3,674,365

	(ii)	Shared power to vote or to direct vote:

None

Page 24 of 31 Pages

	(iii)	Sole power to dispose or direct disposition of:

3,674,365

	(iv)	Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

248,465

(b)	Percent of Class:

0.30%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

248,465

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

248,465

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 25 of 31 Pages

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 51.51% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 248,465 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.30%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

248,465

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

248,465

(iv) Shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 48.32% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 248,465 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.30%

Page 26 of 31 Pages

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

248,465

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

248,465

	(iv)	Shared power to dispose or to direct disposition of:

None

AQTF

(a)	Amount Beneficially Owned:

11,357

(b)	Percent of Class:

0.01%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

11,357

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

11,357

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 27 of 31 Pages

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF, BAM may be deemed to beneficially own the 4,563,586 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF.

(b)	Percent of Class:

5.45%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

4,563,586

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

4,563,586

(iv) Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 4,563,586 Shares of the Company’s Common Stock beneficially owned by BAM.

(b)	Percent of Class:

5.45%

Page 28 of 31 Pages

	(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

4,563,586

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

4,563,586

(iv) Shared power to dispose or to direct disposition of:

None

Item 5		Ownership of Five Percent or Less of a Class:

Applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8		Identification and Classification of Members of the Group:

Not Applicable

Item 9		Notice of Dissolution of Group:

Not Applicable

Item 10		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 29 of 31 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2018

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

ATLAS ENHANCED MASTER FUND, LTD.		ATLAS ENHANCED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 30 of 31 Pages

ATLAS ENHANCED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS QUANTITATIVE TRADING FUND, LTD.		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Representative

Page 31 of 31 Pages